EXHIBIT 10.1

EXECUTION VERSION

The liens and security interests securing the obligations as evidenced hereby are subject to the provisions of the Third Lien Intercreditor Agreement dated as of January 6, 2020 (as amended or modified from time to time), by and among TCW Asset Management Company LLC, as Term Loan Agent, Bank of America, N.A., as Revolving Loan Agent, and U.S. Bank National Association, as Third Lien Agent, and acknowledged by the Obligor and other Grantors. In the event of any conflict between the terms of the Third Lien Intercreditor Agreement and the terms of this agreement, the terms of the Third Lien Intercreditor Agreement shall govern and control.

THIRD LIEN SECURITY AGREEMENT

dated as of

January 6, 2020

among

SCHOOL SPECIALTY, INC.,

THE GRANTORS PARTY HERETO

and

U.S. BANK NATIONAL ASSOCIATION

as Third Lien Agent

SCHEDULES:

SCHEDULE 1:Material Commercial Tort Claims

EXHIBITS:

Exhibit A Copyright Security Agreement

Exhibit BPatent Security Agreement

Exhibit CTrademark Security Agreement

Exhibit DForm of Extended Prepetition Debt Letter Agreement

THIRD LIEN SECURITY AGREEMENT

THIRD LIEN SECURITY AGREEMENT (this “Agreement”), dated as of January 6, 2020, among SCHOOL SPECIALTY, INC., as Obligor, the SUBSIDIARY GRANTORS party hereto and U.S. BANK NATIONAL ASSOCIATION, (the “Third Lien Agent”).

WHEREAS, School Specialty, Inc., a Delaware corporation (the “Obligor”) has obligations in respect of the “Extended Prepetition Debt” (as defined below) and such Extended Prepetition Debt is permitted to be secured by certain liens on the Collateral consisting of personal property (other than the ABL Priority Collateral) as set forth in this Agreement;

WHEREAS, the Obligor and the Subsidiary Grantors are willing to secure the obligations of the Obligor in respect of the Extended Prepetition Debt by granting Liens on their assets to the Third Lien Agent as provided in the Security Documents;

WHEREAS, the Obligor is willing to cause certain of its Subsidiaries to grant Liens on their assets to the Third Lien Agent as provided in the Security Documents; and

WHEREAS, the letter agreements governing the Extended Prepetition Debt authorize the Obligor to appoint a collateral agent for the Secured Parties.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.Definitions.

(a)Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Account	9-102
Authenticate	9-102
Certificated Security	8-102
Chattel Paper	9-102
Commercial Tort Claim	9-102
Commodity Account	9-102
Commodity Customer	9-102
Deposit Account	9-102
Document	9-102
Entitlement Holder	8-102
Equipment	9-102
Financial Asset	8-102	&	103
General Intangibles	9-102
Instrument	9-102
Inventory	9-102
Investment Property	9-102
Letter-of-Credit Right	9-102

Money	1-201
Record	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security	8-102	&	103
Security Entitlement	8-102
Supporting Obligations	9-102
Uncertificated Security	8-102

(b)Additional Definitions. The following additional terms, as used herein, have the following meanings:

“ABL Priority Collateral” shall at all times have the meaning assigned such term in the Senior Lien Intercreditor Agreement (as such term may be amended or modified from time to time).  For convenience of reference for the parties hereto, as of the date of hereof such term is defined in the Senior Lien Intercreditor Agreement as follows:

“[A]ll of the following assets that constitute Collateral, whether now owned or hereafter acquired (including any of the following assets acquired or created after the commencement of any Insolvency or Liquidation Proceeding) and wherever located:

(a)all Accounts (including credit card receivables, but excluding Accounts arising under agreements for the Disposition of Term Priority Collateral described in clauses (a) through (k) of the definition of such term);

(b)all Chattel Paper (including all Electronic Chattel Paper and all Tangible Chattel Paper) to the extent evidencing, governing or otherwise relating to any of the items constituting ABL Priority Collateral under clause (a) above;

(c) all Inventory (including, for the avoidance of doubt, Inventory that is or becomes branded, or produced through the use or other application of, any Intellectual Property);

(d)all Deposit Accounts, Securities Accounts and Commodity Accounts (in each case, other than any Asset Sale Proceeds Account) and all Money or other assets (including all "Cash Equivalents" as defined in the ABL Credit Agreement as in effect on the date hereof), Financial Assets and Securities Entitlements contained in, or credited to, or arising from any such Deposit Accounts, Securities Accounts or Commodity Accounts (in each case, except to the extent constituting identifiable Proceeds of Term Priority Collateral);

(e)to the extent payable with respect to periods prior to the Exercise of Secured Creditor Remedies by any Secured Party, all business interruption insurance policies and proceeds arising thereunder;

(f)to the extent evidencing, governing, securing or otherwise relating to any of the items constituting ABL Priority Collateral under clauses (a) through (d) above, all General Intangibles (excluding goodwill, Intellectual Property (but subject to the rights of the ABL

Agent under Section 4.2), Indebtedness (or any evidence thereof) between or among the Company or any of its Subsidiaries and any Capital Stock in the Company or any of its Subsidiaries), Instruments (including Promissory Notes), Commercial Tort Claims, Documents, and insurance policies (excluding business interruption insurance policies) regardless of whether the ABL Agent is the loss payee thereof (in each case, except to the extent constituting identifiable Proceeds of Term Priority Collateral);

(g)all collateral and guarantees given by any other Person with respect to any of the foregoing;

(h) all Supporting Obligations (including Letter-of-Credit Rights) and all Proceeds of any of the foregoing, including Proceeds consisting of Commercial Tort Claims and Payment Intangibles arising from the Disposition or other collection of ABL Priority Collateral described in any of clauses (a) through (g) above; and

(i) all books and Records to the extent relating to any of the foregoing.

Notwithstanding the foregoing, the term “ABL Priority Collateral” shall not include any assets referred to in any of clauses (a) through (j) of the definition of the term “Term Priority Collateral”.”

“Agent Professionals” means attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Third Lien Agent.

“Agreement” has the meaning specified in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, Chicago, IL, New York, NY, or St. Paul, MN.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Distributions” means dividends, interest and other distributions and payments (including proceeds of liquidation, sale or other disposition) made or received in cash upon or with respect to any Collateral.

“Collateral” means all property, whether now owned or hereafter acquired, on which a Lien is granted or purports to be granted to the Third Lien Agent pursuant to the Security Documents. When used with respect to a specific Grantor, the term “Collateral” means all its property on which such a Lien is granted or purports to be granted.

“Contingent Obligation” means, at any time, any Obligation (or portion thereof) that is contingent in nature at such time, including any Obligation that is:

(i)any obligation (including any guarantee) that is contingent in nature at such time; or

(ii)an obligation to provide collateral to secure any of the foregoing types of obligations.

“Control” has the meaning specified in UCC Section 8-106, 9-104, 9-105, 9-106 or 9-107, as may be applicable to the relevant Collateral.

“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials on which a Copyright is in existence or may come into existence (excluding any Exclusive Copyright License).

“Copyrights” means all the following: (i) all copyrights under the laws of the United States or any other country (whether or not the underlying works of authorship have been published), all registrations and recordings thereof, all copyrightable works of authorship (whether or not published), and all applications for copyrights under the laws of the United States or any other country, including registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Copyright Security Agreement, (ii) all renewals of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing, and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, substantially in the form of Exhibit A (with any changes that the Third Lien Agent and the Obligor shall have approved), executed and delivered by a Grantor in favor of the Third Lien Agent for the benefit of the Secured Parties.

“Directing Creditors” means holders of Extended Prepetition Debt holding at least 51% of the aggregate outstanding amount of the Extended Prepetition Debt at such time.

“Domestic Subsidiary” means any Subsidiary of the Obligor that is not a Foreign Subsidiary.

“Effective Date” means January 6, 2020.

“Equity Interest” means, with respect to any Person, (a) the Capital Stock of such Person and (b) any Security Entitlement in respect of any Capital Stock of such Person.

“Event of Default” means any of the following, (a) failure of the Obligor to pay the Obligations when due, (b) any representation, warranty or other written statement of the Obligor or any other Grantor made in connection with this Agreement or the other Security Documents is incorrect or misleading in any material respect when given, (c) the Obligor or any other Grantor breaches or fails to perform any other covenant contained in this Agreement or the other Security

Documents, and such breach or failure is not cured within thirty (30) days after receiving written notice thereof from the Third Lien Agent, or (d) a proceeding under title 11 of the United States Code is commenced by the Obligor or any other Grantor.

“Excluded Assets” has the meaning specified in Section 2.

“Exclusive Copyright License” means any material agreement now or hereafter in existence granting to any Grantor an exclusive right to use, copy, reproduce, distribute, prepare derivative works, display or publish any materials on which a United States Copyright is in existence or may come into existence.

“Extended Prepetition Debt” means the indebtedness of the Obligor under letter agreements in the form of Exhibit D (with any changes as may be approved by the Revolving Loan Agent and Term Loan Agent) entered into from time to time with holders of Allowed Class 5 and Class 6 Claims under the Obligor’s Second Amended Joint Plan of Reorganization confirmed on May 13, 2013 (In re School Specialty, Inc., No. 13-10125-KJC (Bankr. D. Del. 2013), ECF No. 1158), pursuant to which letter agreements said holders have agreed to extend the payment date of their respective claims against the Obligor.

“Full Payment” means, with respect to any Obligations, the full and indefeasible cash payment thereof, including any interest.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including any supra-national bodies such as the European Union or European Central Bank).

“Grantors” means the Obligor and the Subsidiary Grantors.

“Subsidiary Grantors” means each Subsidiary listed on the signature pages hereof under the caption “Subsidiary Grantors.”

“Intellectual Property” means all intellectual property and similar proprietary property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, service marks, trade names, trade secrets, confidential or proprietary technical and business information, customer lists, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations, applications and franchises, and all additions, improvements and accessions to, licenses or other rights to use, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Filing” means (i) with respect to any Patent or Trademark, the filing of the applicable Patent Security Agreement or Trademark Security Agreement with the United States Patent and Trademark Office, together with an appropriately completed recordation form, and (ii) with respect to any Copyright or Exclusive Copyright License, the filing of the applicable Copyright Security Agreement with the United States Copyright Office, together with an appropriately completed recordation form.

“Intellectual Property Security Agreement” means a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.

“License” means any Patent License, Trademark License, Copyright License, Exclusive Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Grantor is a party.

“Material Adverse Effect” means the effect of any event or circumstances that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, assets, liabilities, operations or financial condition of the Grantors, individually or taken as a whole, on the value of any material Collateral or on the validity or priority of the Transaction Liens on any Collateral, or on the enforceability of any Extended Prepetition Debt; (b) materially impairs the ability of the Obligor to perform the Obligations; or (c) otherwise materially impairs the ability of the Third Lien Agent to enforce or collect any Obligations or to realize upon any Collateral.

“Material Commercial Tort Claim” means a Commercial Tort Claim involving a claim for more than $500,000.

“Non-Contingent Obligation” means at any time any Obligation (or portion thereof) that is not a Contingent Obligation at such time.

“Obligations” means all obligations of the Obligor in respect of the Extended Prepetition Debt or under this Agreement.

“Obligor” has the meaning specified in the preamble hereto.

“Original Grantor” means any Grantor that grants a Lien on any of its assets hereunder on the Effective Date.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or application for patent is in existence on such invention or not, and whether a patent or application for patent on such invention may come into existence or not.

“Patent Security Agreement” means a Patent Security Agreement, substantially in the form of Exhibit B (with any changes that the Third Lien Agent and the Obligor shall have approved), executed and delivered by a Grantor in favor of the Third Lien Agent for the benefit of the Secured Parties.

“Patents” means (i) all letters patent and design letters patent of the United States or any other country and all applications for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Patent Security Agreement, (ii) all reissues, divisions, continuations, continuations in part, revisions and extensions of any of the foregoing, (iii) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (iv) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Permitted Collateral Liens” means (a) Liens granted to the Revolving Loan Agent to secure the Revolving Loans or to the Term Loan Agent to secure the Term Loans, (b) the “Permitted Liens” under the Revolving Loan Agreement or the Term Loan Agreement (as such term is defined therein), and (c) liens that arise by operation of law.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.

“Pledged”, when used in conjunction with any type of asset, means at any time an asset of such type that is included (or that creates rights that are included) in the Collateral at such time. For example, “Pledged Equity Interest” means an Equity Interest that is included in the Collateral at such time.

“Proceeds” means all “proceeds” (as defined in Section 9-102 of the UCC) and including, in any event, all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, any Collateral, including all claims of the relevant Grantor against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral.

“Recordable Intellectual Property” means (i) any material Patent issued or applied for issuance with the United States Patent and Trademark Office, (ii) any material Trademark registered or applied for registration with the United States Patent and Trademark Office, (iii) any material Copyright registered or applied for registration with the United States Copyright Office, and (iv) any Exclusive Copyright License.

“Related Parties” means with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Conditions” means the following conditions for terminating all the Transaction Liens:

(i)Full Payment of all Extended Prepetition Debt; and

(ii)no Contingent Obligation (other than contingent indemnification and expense reimbursement obligations which are not due and payable and as to which no claim shall have been asserted) shall remain outstanding.

“Revolving Loan” means a “Loan,” as such term is defined in the Revolving Loan Agreement.

“Revolving Loan Agent” means Bank of America, N.A., as agent, and its successors and assigns in such capacities.

“Revolving Loan Agreement” means that certain Loan Agreement dated as of June 11, 2013 (as amended or modified from time to time) among, inter alios, the Obligor and certain of its subsidiaries, as borrowers and guarantors, and the Revolving Loan Agent.

“Secured Parties” means the holders from time to time of the Extended Prepetition Debt and the Third Lien Agent.

“Security Documents” means this Agreement, the Intellectual Property Security Agreements and all other supplemental or additional security agreements, control agreements or similar instruments now or hereafter securing (or given with the intent to secure) any Obligations.

“Senior Lien Intercreditor Agreement” means that certain Intercreditor Agreement dated as of April 7, 2017 (as amended or modified from time to time) among the Revolving Loan Agent and the Term Loan Agent, and acknowledged and consented to by the Obligor and other Grantors.

“Term Loan Agent” means TCW Asset Management, LLC as agent, and its successors and assigns in such capacities.

“Term Loan Agreement” means that certain Loan Agreement dated as of April 7, 2017 (as amended or modified from time to time) among the Obligor, as borrower, certain of the Obligor’s subsidiaries, as guarantors, the financial institutions party thereto, as lenders, and the Term Loan Agent.

“Term Loans” means the “Loans,” as such term is defined in the Term Loan Agreement.

“Term Priority Collateral” shall at all times have the meaning assigned such term in the Senior Lien Intercreditor Agreement (as such term may be amended or modified from time to time).  For convenience of reference for the parties hereto, as of the date of hereof such term is defined in the Senior Lien Intercreditor Agreement as follows:

“[A]ll of the following assets that constitute Collateral, whether now owned or hereafter acquired (including any of the following assets acquired or created after the commencement of any Insolvency or Liquidation Proceeding) and wherever located:

(a)all Equipment and all real property and interests therein (including both fee and leasehold interests) and all Fixtures;

(b)all Intellectual Property (subject to the rights of the ABL Agent under Section 4.2);

(c)all Capital Stock and other Investment Property (other than Investment Property constituting ABL Priority Collateral under clause (e) of the definition of such term);

(d)except to the extent constituting ABL Priority Collateral under clause (g) of the definition of such term, all Instruments, Documents and other General Intangibles (including goodwill, Indebtedness (or any evidence thereof) between or among the Company or any of its Subsidiaries (other than Accounts included as ABL Priority Collateral), databases, customer lists, and tax refunds);

(e)except to the extent constituting ABL Priority Collateral under clause (g) or (i) of the definition of such term, all Commercial Tort Claims;

(f)all Asset Sale Proceeds Accounts and all Money, Financial Assets, Securities Entitlements or other assets contained in, or credited to, or arising from any such Asset Sale Proceeds Accounts (in each case, except to the extent constituting identifiable Proceeds of ABL Priority Collateral);

(g)to the extent payable with respect to periods from and after the Exercise of Secured Creditor Remedies by any Secured Party, all business interruption insurance policies and proceeds arising thereunder;

(h)all insurance policies relating to Term Priority Collateral (excluding business interruption insurance policies) regardless of whether the Term Agent is the loss payee thereof;

(i)all collateral and guarantees given by any other Person with respect to any of the foregoing;

(j)all Supporting Obligations (including Letter-of-Credit Rights) and all Proceeds of any of the foregoing;

(k)all other Collateral not constituting ABL Priority Collateral; and

(I)all books and Records to the extent relating to any of the foregoing.

Notwithstanding the foregoing, the term “Term Priority Collateral” shall not include any assets referred to in any of clauses (a) through (i) of the term “ABL Priority Collateral”.”

“Third Lien Agent” mean U.S. Bank National Association as agent, and its successors and assigns in such capacities.

“Third Lien Intercreditor Agreement” means that certain Third Lien Intercreditor Agreement dated as of January 6, 2020 (as amended or modified from time to time), by and among the Term Loan Agent, the Revolving Loan Agent, and the Third Lien Agent, and acknowledged by the Obligor and other Grantors.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark.

“Trademark Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit C (with any changes that the Third Lien Agent and the Obligor shall have approved), executed and delivered by a Grantor in favor of the Third Lien Agent for the benefit of the Secured Parties.

“Trademarks” means: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, brand names, trade dress, prints and labels on which any of the foregoing have appeared or appear, package and other designs, and all other source or business identifiers, and all general intangibles of like nature, and the rights in any of the foregoing which arise under applicable law, (ii) the goodwill of the business symbolized thereby or associated with each of them, (iii) all registrations and applications in connection therewith, including registrations and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, including those described in Schedule 1 to any Trademark Security Agreement, (iv) all renewals of any of the foregoing, (v) all claims for, and rights to sue for, past or future infringements of any of the foregoing and (vi) all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof.

“Transaction Liens” means the Liens granted by the Grantors under the Security Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

SECTION 2.Grant of Transaction Liens. Obligor, in order to secure all Obligations, and each Grantor party hereto, in order to secure all Obligations, grants to the Third Lien Agent for the benefit of the Secured Parties a continuing security interest in all the following property of Obligor or such Grantor, as the case may be, whether now owned or existing or hereafter acquired or arising and regardless of where located:

(i)all Documents;

(ii)all Goods, including Inventory, Equipment and fixtures;

(iii)all General Intangibles (including (x) any Equity Interests in other Persons that do not constitute Investment Property and (y) any Intellectual Property);

(iv)all Instruments;

(v)all Investment Property;

(vi)all Commercial Tort Claims, including those described in Schedule 1;

(vii)all Letter-of-Credit Rights;

(viii)all Supporting Obligations;

(ix)all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral;

(x)all vehicles and title documents with respect to vehicles;

(xi)all other personal property whether or not subject to the Code;

(xii)all books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of such Grantor pertaining to any of its Collateral; and

(xiii)all Proceeds of the Collateral described in the foregoing clauses (i) through (xii);

provided that the following property is excluded from the foregoing security interests (it being understood that such grant will be applicable at such time as any such property or assets ceases to constitute Excluded Assets): (A) Deposit Accounts; (B) Securities Accounts; (C) Cash not constituting proceeds of Term Priority Collateral; (D) Equity Interests, (E) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Obligor or any other Grantor) after giving effect to the applicable anti-assignment provisions of the UCC, (F) any properties and assets with respect to which the Term Loan Agent determines in its good faith judgment that the costs or other consequences of granting or perfecting a security interest therein are excessive in view of the benefits to be obtained by the Secured Parties, (G) any United States intent-to-use Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal law, (H) any letter of credit rights to the extent any Grantor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (I) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code,  (J) any property to the extent that the grant of a security interest therein is prohibited by any applicable law or regulation, requires a consent not obtained of any Governmental Authority pursuant to any applicable law or regulation, or is prohibited by, or would constitute a breach or default under or would result in the termination, invalidation or abandonment of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, and (K) the ABL Priority Collateral (the foregoing, collectively, the “Excluded Assets”), provided that the foregoing limitation in clause (G) shall not affect, limit, restrict or impair the grant by a Grantor of a security interest pursuant to this Agreement in any asset or right to the extent that Sections 9-406 and 9-408 of the Uniform Commercial Code as in effect on the date hereof would permit (and excuse any default or violation resulting therefrom) the creation of a security interest in such asset or right notwithstanding such law or regulation or the provision of such contract, license, agreement, instrument or other document or shareholder or similar agreement prohibiting the creation of a security interest therein or shall render such provision unenforceable. Each Grantor shall upon request of the Third Lien Agent (as directed by the Directing Creditors) use commercially reasonable efforts to obtain any such required consent that is reasonably obtainable, it being understood and agreed that no Grantor shall be required to obtain any such consent if such Grantor reasonably determines in its good faith judgment that the costs of obtaining such consent is excessive in view of the benefits to be obtained by the Secured Parties thereby.

(b)With respect to each right to payment or performance included in the Collateral from time to time, the Transaction Lien granted therein includes a continuing security interest in (i) any Supporting Obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such Supporting Obligation.

(c)The Transaction Liens are granted as security only and shall not subject the Third Lien Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of any Grantor with respect to any of the Collateral or any transaction in connection therewith.

(d)Beginning one year from the date hereof, the Obligor and each Grantor shall provide an annual certificate detailing any material (as determined by the Obligor or the Grantor, as applicable) Collateral added or removed in the previous year.

SECTION 3.General Representations and Warranties. Each Grantor represents and warrants that:

(a)Such Grantor (a) is duly organized or formed, as the case may be, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged as it is currently conducted, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all applicable law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Such Grantor has good and marketable title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Permitted Collateral Liens.

(c)Such Grantor has not performed any acts that are reasonably likely to prevent the Third Lien Agent from enforcing any of the provisions of the Security Documents or that would limit the Third Lien Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by such Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Collateral Liens. After the Effective Date, no Collateral owned by such Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Collateral Lien.

(d)The Transaction Liens on all Collateral owned by such Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Effective Date (or, if such Grantor first obtains rights thereto on a later date, on such later date) and (iii) when so attached, will secure all the Obligations.

(e)When UCC financing statements describing the Collateral as “all assets” or “all personal property now existing or hereinafter acquired” or other words to that effect have been filed in the offices specified in such Perfection Certificate, the Transaction Liens will constitute perfected security interests in the Collateral owned by such Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Collateral Liens. When, in addition to the filing of such UCC financing statements, the applicable Intellectual Property Filings have been made with respect to such Grantor’s Recordable Intellectual Property (including any future filings required pursuant to Section 5(a)), the Transaction Liens will constitute perfected security interests in all right, title and interest of such Grantor in its Recordable Intellectual Property to the extent that security interests therein may be perfected by such filings, prior to all Liens and rights of others therein except Permitted Collateral Liens. Except for (x) the filing of such UCC financing statements, (y) such Intellectual Property Filings, and (z) additional Intellectual Property Filings that may be necessary to perfect the Transaction Liens with respect to such Grantor’s Patents, Trademarks and Copyrights that do not constitute Recordable Intellectual Property, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Security Documents or is necessary for the validity or enforceability thereof or for the perfection (other than in respect of deposit accounts) or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens. Notwithstanding anything herein to the contrary, no Grantor shall take any action to perfect any security interest in any part of the Collateral under the laws of any jurisdiction outside of the United States of America.

SECTION 4.Further Assurances; General Covenants. Each Grantor covenants as follows:

(a)Such Grantor will, from time to time, at the Obligor’s expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including any Intellectual Property Filing but solely with respect to Recordable Intellectual Property) that from time to time may be necessary or desirable, or that the Third Lien Agent may reasonably request, in order to:

(i)create, preserve, perfect, confirm or validate the Transaction Liens on such Grantor’s Collateral;

(ii)enable the Third Lien Agent and the other Secured Parties to obtain the full benefits of the Security Documents; or

(iii)enable the Third Lien Agent to exercise and enforce any of its rights, powers and remedies with respect to any of such Grantor’s Collateral.

Such Grantor authorizes the Third Lien Agent to execute and file such financing statements or continuation statements in such jurisdictions with such descriptions of collateral (including “all assets” or “all personal property now existing or hereinafter acquired” or other words to that effect) and other information set forth therein as the Third Lien Agent may deem necessary or desirable for the purposes set forth in the preceding sentence. Each Grantor also ratifies its authorization for the Third Lien Agent to file in any such jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof. The Third Lien Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interests granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Third Lien Agent as secured party. The Obligor will pay the costs of, or reasonably incidental to, any Intellectual Property Filings and any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b)Such Grantor shall furnish to the Third Lien Agent 10 Business Days prior written notice of any change (1) in its name, (2) in its jurisdiction of organization or formation, (3) in its identity or corporate structure or (4) in its federal taxpayer identification number. Such Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Third Lien Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(c)Such Grantor will promptly upon request, provide to the Third Lien Agent all information and evidence concerning such Grantor’s Collateral that the Third Lien Agent may reasonably request from time to time to enable it to enforce the provisions of the Security Documents.

(d)Except as permitted under the Security Documents, each Grantor shall defend its title to Collateral and the Third Lien Agent’s Liens therein against all Persons, claims and demands, except Permitted Collateral Liens.

SECTION 5.Intellectual Property. Each Grantor represents, warrants and covenants as follows:

(a)Within 10 Business Days of the Effective Date, such Grantor will sign and deliver to the Third Lien Agent Intellectual Property Security Agreements with respect to all Recordable Intellectual Property then owned by it.

(b)Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, upon the request of the Third Lien Agent therefor, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Exclusive Copyright License and each material (as determined by the applicable Grantor) Copyright License, Patent License and Trademark License under which such Grantor is the licensee to effect the assignment of all such Grantor’s right, title and interest thereunder to the Third Lien Agent, for the ratable benefit of the Secured Parties, or its designee.

(c)On the Effective Date, all Recordable Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and enforceable, and no Recordable Intellectual Property has been abandoned. No breach or default of any License shall be caused by any of the following, and none of the following shall limit or impair the ownership, use, validity or enforceability of, or any rights of such Grantor in, any Recordable Intellectual Property: (i) the consummation of the transactions contemplated by any Extended Prepetition Debt or (ii) any holding, decision, judgment or order rendered by any Governmental Authority prior to the date hereof. There are no pending (or, to the knowledge of such Grantor, threatened) actions, investigations, suits, proceedings, audits, claims, demands, orders or disputes challenging the ownership, use, validity, enforceability of, or such Grantor’s rights in, any Recordable Intellectual Property of such Grantor. To each Grantor’s knowledge, no Person has been or is infringing, misappropriating, diluting, violating or otherwise impairing any Recordable Intellectual Property of such Grantor. Each Grantor, and to such Grantor’s knowledge each other party thereto, is not in material breach or default of any License.

(d)Unless such Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise, such Grantor shall (and shall cause all its licensees to) (i) (1) continue to use each Trademark included in the Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (2) maintain at least the same standards of quality of products and services offered under such Trademark as are currently maintained, (3) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (4) not adopt or use any other Trademark that is confusingly similar or a colorable imitation of such Trademark unless the Third Lien Agent shall obtain a perfected security interest in such other Trademark pursuant to this Agreement and (ii) not do any act or omit to do any act whereby (w) such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way, (x) any Patent included in the Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, (y) any portion of the Copyrights included in the Intellectual Property may become invalidated, otherwise impaired or fall into the public domain or (z) any trade secret that is Intellectual Property may become publicly available or otherwise unprotectable.

(e)Such Grantor shall notify the Third Lien Agent immediately if it knows, or has reason to know, that any application or registration relating to any Recordable Intellectual Property may become forfeited, misused, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development regarding the validity or enforceability or such Grantor’s ownership of, interest in, right to use, register, own or maintain any Recordable Intellectual Property (including the institution of, or any such determination or development in, any proceeding relating to the foregoing in the United States Patent and Trademark Office or the United States Copyright Office, as applicable). Such Grantor shall take all actions that are necessary or reasonably requested by the Third Lien Agent to maintain and pursue each application (and to obtain the relevant registration or recordation) and to maintain each registration and recordation included in the Intellectual Property, unless such Grantor shall reasonably determine that such action would be of negligible value, economic or otherwise.

(f)Such Grantor shall not knowingly infringe, misappropriate, dilute, violate or otherwise impair the Intellectual Property of any other Person. In the event that any Intellectual Property of such Grantor is or has been infringed, misappropriated, violated, diluted or otherwise impaired by a third party, such Grantor shall take such action as it reasonably deems appropriate under the circumstances in response thereto, including (if reasonably deemed appropriate by such Grantor) promptly bringing suit and recovering all damages therefor.

(g)Such Grantor shall execute and (i) file in the Applicable IP Office the short-form Intellectual Property Security Agreements in the form attached hereto as Exhibit A, B or C, as applicable, for all Copyrights, Trademarks, Patents and Licenses of such Grantor and (ii) record with the appropriate Internet domain name registrar, a duly executed form of assignment for all Internet domain names of such Grantor.

SECTION 6.Commercial Tort Claims. Each Grantor represents, warrants and covenants as follows:

(a)In the case of an Original Grantor, Schedule 1 accurately describes, with the specificity required to satisfy Official Comment 5 to UCC Section 9-108, each Material Commercial Tort Claim with respect to which such Original Grantor is the claimant as of the Effective Date.

(b)If any Grantor acquires a Material Commercial Tort Claim after the Effective Date (in the case of an Original Grantor) or the date on which it signs and delivers its first Security Agreement Supplement (in the case of any other Grantor), such Grantor will promptly (and in any event within 10 Business Days) sign and deliver to the Third Lien Agent a supplement granting a security interest in such Commercial Tort Claim (which shall be described therein with the specificity required to satisfy said Official Comment 5) to the Third Lien Agent for the benefit of the Secured Parties.

SECTION 7.Remedies upon Event of Default. If an Event of Default shall have occurred and be continuing, the Third Lien Agent may exercise (or cause its sub-agents to exercise) any or all of the remedies available to it (or to such sub-agents) under this Agreement or applicable law.

(b)Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Third Lien Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Third Lien Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Third Lien Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Third Lien Agent may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and the Third Lien Agent (as agent for and representative of the Secured Parties), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, shall be entitled to use and apply all of any part of the Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Third Lien Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Third Lien Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Third Lien Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Third Lien Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Third Lien Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Third Lien Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Third Lien Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(c)If the Third Lien Agent sells any of the Collateral upon credit, the Grantors will be credited only with payment actually made by the purchaser, received by the Third Lien Agent and applied in accordance with the terms hereof. In the event the purchaser fails to pay for the Collateral, the Third Lien Agent may resell the same, subject to the same rights and duties set forth herein.

(d)Notice of any such sale or other disposition shall be given as required by Applicable Law. Each Grantor hereby agrees that 10 days’ written notice of any proposed sale or other disposition of Collateral by the Third Lien Agent shall be reasonable.

(e)For the purpose of enabling the Third Lien Agent to exercise rights and remedies under this Agreement (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as the Third Lien Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Third Lien Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to the Grantors and subject to any prior rights granted by such Grantor to third parties), to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs (solely to the extent permitted by the relevant licenses therefor) used for the compilation or printout thereof; provided, however, that any trademarks or service marks licensed pursuant to the foregoing may be used only in connection with goods and services of similar type and similar or greater quality than those theretofore sold by such Grantor under such trademark or service mark. The use of such license by the Third Lien Agent may be exercised only upon the occurrence and during the continuation of an Event of Default; provided, however, that any license or sublicense entered into by the Third Lien Agent in accordance herewith shall be binding upon each Grantor notwithstanding any subsequent cure of an Event of Default.

(f)For the purpose of enabling the Third Lien Agent to exercise rights and remedies under this Agreement (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as the Third Lien Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Third Lien Agent, for the benefit of the Secured Parties, an irrevocable license (without payment of rent or other compensation to such Grantor) to use, operate and occupy all real Property owned, operated, leased, subleased or otherwise occupied by such Grantor.

SECTION 8.Application of Proceeds. Except as otherwise herein expressly provided and subject to the terms of the Third Lien Intercreditor Agreement, if an Event of Default shall have occurred and be continuing, the Third Lien Agent may apply the proceeds of any sale or other disposition of all or any part of the Collateral to the Obligations, which application shall be made as follows:

(i)First, to the payment of the fees, costs and expenses and indemnifications granted to the Third Lien Agent herein, including reasonable out-of-pocket expenses of the Third Lien Agent, the reasonable fees and expenses of their respective agents and counsel and all other reasonable expenses incurred and advances made by the Third Lien Agent in that connection;

(ii)Second, and without duplication, to the Full Payment of the Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Extended Prepetition Debt; and

(iii)Third, to the Obligor, or its successor or assigns, or as a court of competent jurisdiction may direct, any surplus remaining.

(b)In making the payments and allocations required by this Section, the Third Lien Agent may rely upon information supplied to it by the Obligor or any Grantor. All distributions made by the Third Lien Agent pursuant to this Section shall be final (except in the event of manifest error) and the Third Lien Agent shall have no duty to inquire as to the application by any Secured Party of any amount distributed to it.

SECTION 9.Fees and Expenses; Indemnification. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by the Third Lien Agent to any Person to realize upon any Collateral, shall be borne and paid by the Grantors. The Obligor will within 10 Business Days after demand pay to the Third Lien Agent:

(i)All fees and expenses agreed to in the U.S. Bank National Association Fee Proposal, dated as of December 12, 2019 between the Third Lien Agent and the Obligor in connection herewith;

(ii)the amount of any taxes that the Third Lien Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(iii)the amount of any reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and administration of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith or therewith, and the consummation and administration of the Transactions, including, without limitation, the reasonable fees, charges and disbursements of a single counsel to the Third Lien Agent (which shall be selected by the Third Lien Agent) and, if applicable, in the judgment of the Third Lien Agent, one special or local counsel in each applicable jurisdiction, as appropriate; and

(iv)the amount required to pay or reimburse the Third Lien Agent for all its reasonable costs and expenses incurred in connection with the enforcement of any rights under this Agreement and any Security Documents, including, without limitation, the fees and disbursements of one counsel selected by the Third Lien Agent and, at any time after and during the continuance of an Event of Default.

(b)If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Security Documents, the Obligor will pay such tax and provide any required tax stamps to the Third Lien Agent or as otherwise required by law.

(c)The Obligor shall indemnify the Third Lien Agent and its respective affiliates and the respective directors, officers, Agent Professionals and employees (each an “Indemnitee”) against any loss, liability or claims, including taxes that may be incurred by or asserted against any Indemnitee (other than taxes based upon, measured by or determined by the income of the Third Lien Agent), arising out of or in connection with the acceptance or administration of its obligations and duties hereunder, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Obligor or any Grantor or any other person or entity) or liability, or in connection with enforcing the provisions of this Section, except to the extent that such loss, liability or claim is due to such Indemnitee’s own gross negligence or willful misconduct.

(d)The rights, indemnities and protections of this Section 9 shall survive the resignation or removal of the Third Lien Agent.

SECTION 10.Authority to Administer Collateral. Each Grantor irrevocably appoints the Third Lien Agent (and all Persons designated by the Third Lien Agent) as its true and lawful attorney (and agent in fact), with full power of substitution, in its name or in the name of such Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Obligor’s sole cost and expense, to the extent permitted by law and without notice, to exercise, at any time and from time to time, all or any of the following powers with respect to all or any of such Grantor’s Collateral:

(i)endorse a Grantor’s name on any proceeds of Collateral (including proceeds of insurance) that come into the Third Lien Agent’s possession or control; or

(ii)during the continuance of any Event of Default:

(A)demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(B)prepare, file and sign a Grantor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document;

(C)receive, open and dispose of mail addressed to a Grantor, and notify postal authorities to deliver any such mail to an address designated by the Third Lien Agent;

(D)endorse any Document, Instrument, bill of lading, or other document or agreement relating to Collateral;

(E)use information contained in any data processing, electronic or information systems relating to Collateral;

(F)make and adjust claims under insurance policies;

(G)take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Grantor is a beneficiary;

(H)sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Third Lien Agent were the absolute owner thereof; and

(I)extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto.

SECTION 11.Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Third Lien Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Third Lien Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Third Lien Agent in good faith, except to the extent that such liability arises from the Third Lien Agent’s gross negligence or willful misconduct.

SECTION 12.General Provisions Concerning the Third Lien Agent.

(a)Appointment of the Third Lien Agent. Pursuant to the provisions of each letter agreement governing the Extended Prepetition Debt, the Obligor hereby appoints U.S. Bank National Association as Third Lien Agent for each of the Secured Parties.

(b)The Third Lien Agent. (i) The Third Lien Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, and (ii)  the Third Lien Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Grantor that is communicated to or obtained by the bank serving as the Third Lien Agent or any of its Affiliates in any capacity. The Third Lien Agent shall not be responsible for the existence, genuineness, sufficiency or value of any Collateral or for the validity, perfection, priority or enforceability of any Transaction Lien, whether impaired by operation of law or by reason of any action or omission to act on its part under the Security Documents. The Third Lien Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct. The Third Lien Agent shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to the Third Lien Agent by the Obligor or a Secured Party.

(c)Sub-Agents and Related Parties. The Third Lien Agent may perform any and all of its duties and exercise its rights and powers granted to it under the Security Documents or the Third Lien Intercreditor Agreement by or through any one or more employees and sub-agents at the expense of the Obligor appointed by the Third Lien Agent. The Third Lien Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The Third Lien Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall have no responsibility or liability in connection with any action taken in good faith reliance upon, any advice given by an Agent Professional. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Third Lien Agent and any such sub-agent. The Third Lien Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

(d)Information as to Obligations and Actions by Secured Parties. For all purposes of the Security Documents, including determining the amounts of the Obligations and whether an Obligation is a Contingent Obligation or not, or whether any action has been taken under any Security Document, the Third Lien Agent will be entitled to rely on information from (i) any Secured Party for information as to its Obligations and actions taken by it, to the extent that the Third Lien Agent has not obtained such information from its own records, and (ii) the Obligor, to the extent that the Third Lien Agent has not obtained information from the foregoing sources.

(e)Refusal to Act. The Third Lien Agent may refuse to act on any notice, consent, direction or instruction from any Secured Parties or any agent, trustee or similar representative thereof that, in the Third Lien Agent’s opinion, (i) is contrary to law or the provisions of any Security Document or the Third Lien Intercreditor Agreement, (ii) may expose the Third Lien Agent to personal liability or (iii) is unduly prejudicial to Secured Parties not joining in such notice, consent, direction or instruction (it being understood that the Third Lien Agent shall have no duty to determine whether or not any action or inaction is unduly prejudicial).  The Third Lien Agent shall have no obligation to expend its own funds in the administration of its duties under the Security Documents or the Third Lien Intercreditor Agreement.  The Third Lien Agent shall have only those duties and responsibilities which are expressly specified in the Security Documents and the Third Lien Intercreditor Agreement, and permissive rights granted to the Third Lien Agent shall not be construed as duties.

(f)The Third Lien Agent shall not be required to act in accordance with Directing Creditor instructions until it shall have received such indemnity or security from the Directing Creditors as it may reasonably require in its sole discretion (whether by payment in advance or otherwise) for all costs, claims, losses, expenses (including reasonable legal fees and expenses) and liabilities which it will or may expend or incur in complying or continuing to comply with such instructions and no holder of Extended Prepetition Debt shall have any right of action whatsoever against the Third Lien Agent as a result of the Third Lien Agent acting or refraining from acting under any Security Document or the Third Lien Intercreditor Agreement in accordance with the instructions of the Directing Creditors.  The Third Lien Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons.

(g)Notwithstanding any other provision of the Security Documents, the Third Lien Agent shall not be liable for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated.

(h)Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Third Lien Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, or other exercise of discretion, rights or remedies to be made (or not to be made) by the Third Lien Agent, it is understood that in all cases the Third Lien Agent shall be fully justified in failing or refusing to take any such action under this Agreement or the other Security Documents if it shall not have received such written instruction, advice or concurrence of the Directing Creditors, as it deems appropriate. This provision is intended solely for the benefit of the Third Lien Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

(i)For the avoidance of doubt, nothing herein shall require the Third Lien Agent to file financing statements, termination statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Security Document or the Third Lien Intercreditor Agreement) and such responsibility shall be solely that of the Obligor and Grantors; provided, that upon the written direction of the Directing Creditors, the Third Lien Agent shall file financing statements, termination statements or continuation statements.  The Third Lien Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Finance Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Secured Obligations.

(j)In no event shall the Third Lien Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Third Lien Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.Termination of Transaction Liens; Release of Collateral. The Transaction Liens granted by each Grantor shall terminate when all the Release Conditions are satisfied.

(b)Upon any termination of a Transaction Lien or release of Collateral, the Third Lien Agent will, at the expense of the relevant Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request and have given to the Third Lien Agent for its signature to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be, and will duly assign and transfer to such Grantor any such Collateral that may be in the possession of the Third Lien Agent and has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

SECTION 14.Notices. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or electronic mail, or 3 Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be addressed as follows or as may be designated by such party in a written notice to all of the other parties.  Notices to the Third Lien Agent shall be addressed to:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS3C
St. Paul, MN 55107

Attn: Global Corporate Trust
Reference: Specialty School, Inc.
Fax: 651-466-7430

With a copy to:

Dorsey & Whitney LLP
51 West 52nd Street, 9th Floor
New York, NY 10019

Attn: Erin Trigg
Reference: School Specialty Inc.
Email: trigg.erin@dorsey.com

SECTION 15.No Implied Waivers; Remedies Not Exclusive. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 16.Successors and Assigns. This Agreement is for the benefit of the Third Lien Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantors and their respective successors and assigns.

SECTION 17.Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the Third Lien Agent and the Obligor and Grantors.

SECTION 18.Choice of Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the Transactions shall be construed in accordance with and governed by the law of the State of New York, without giving effect to any conflict of law principles that result in the application of laws of another jurisdiction.

SECTION 19.Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY SECURITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 20.Severability. Any provision of any Security Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 21.Third Lien Intercreditor Agreement. Notwithstanding anything herein to the contrary, the Liens and security interests granted to the Third Lien Agent pursuant to this Agreement and the exercise of any right or remedy by the Third Lien Agent hereunder, in each case, with respect to the Collateral are subject to the limitations and provisions of the Third Lien Intercreditor Agreement. In the event of any conflict between the terms of the Third Lien Intercreditor Agreement and the terms of this Agreement with respect to the Collateral, the terms of the Third Lien Intercreditor Agreement shall govern and control; provided that the  Third Lien Intercreditor Agreement shall not be construed, by its terms, to modify any security interest granted pursuant to Section 2 hereof.

SECTION 22.Resignation of the Third Lien Agent.  The Third Lien Agent may resign at any time, which resignation shall be effective upon 10 Business Days’ notice to the Obligor and the Grantors of such resignation.  The Third Lien Agent shall have no duty or obligation to take any action other than to hold any Collateral in its possession.  The Third Lien Agent shall have the right to implead all such Collateral to a court of competent jurisdiction, and shall have no further duty with respect thereto.  Upon receipt of notice of the Third Lien Agent’s resignation, the Obligor shall have the right to appoint a successor.  After Third Lien Agent’s resignation hereunder, the provisions of Section 9 and Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Third Lien Agent.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OBLIGOR: SCHOOL SPECIALTY, INC. By: /s/ Kevin Baehler Name: Kevin Baehler Title: Executive Vice President and Chief Financial Officer

SUBSIDIARY GRANTORS: CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

SPORTIME, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

DELTA EDUCATION, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

PREMIER AGENDAS, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Third Lien Security Agreement]

CHILDCRAFT EDUCATION, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

BIRD-IN-HAND WOODWORKS, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

CALIFONE INTERNATIONAL, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

SSI GUARDIAN, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

FREY SCIENTIFIC, LLC, a Delaware limited liability Company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Third Lien Security Agreement]

SAX ARTS & CRAFTS, LLC, a Delaware limited liability company By: /s/ Kevin Baehler Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Third Lien Security Agreement]

THIRD LIEN AGENT: U.S. BANK NATIONAL ASSOCIATION By: /s/ Joshua A. Hahn Name: Joshua A. Hahn Title: Vice President

[Signature Page to Third Lien Security Agreement]

SCHEDULE 1

MATERIAL COMMERCIAL TORT CLAIMS

Describe each existing Material Commercial Tort Claim with the specificity required to satisfy Official Comment 5 to UCC Section 9-108.

None.

EXHIBIT A
to Security Agreement

The liens and security interests securing the obligations as evidenced hereby are subject to the provisions of the Third Lien Intercreditor Agreement dated as of January 6, 2020 (as amended or modified from time to time), by and among TCW Asset Management Company LLC, as Term Loan Agent, Bank of America, N.A., as Revolving Loan Agent, and U.S. Bank National Association, as Third Lien Agent, and acknowledged by the Obligor and other Grantors. In the event of any conflict between the terms of the Third Lien Intercreditor Agreement and the terms of this agreement, the terms of the Third Lien Intercreditor Agreement shall govern and control.

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this __ day of January, 2020, by and among the grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and U.S. Bank National Association, in its capacity as agent for certain holders of the Extended Prepetition Debt (in such capacity, together with its successors and assigns in such capacity, “Third Lien Agent”).

W I T N E S S E T H:

WHEREAS, Grantors have certain obligations (collectively, the “Extended Prepetition Debt”) and such Extended Prepetition Debt is permitted to be secured by certain liens on the Collateral consisting of personal property (other than the ABL Priority Collateral) as set forth in this Agreement;

WHEREAS, the Obligor and the Subsidiary Grantors are willing to secure their obligations by granting Liens on their assets to the Third Lien Agent as provided in that certain Third Lien Security Agreement dated as of January 6, 2020 (the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to the Third Lien Agent, for the benefit of the Secured Parties, this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:

1.DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.

2.GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to the Third Lien Agent, for the benefit each Lender, to secure the Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (excluding any Excluded Assets, collectively, the “Copyright Collateral”):

(a)all of such Grantor’s Copyrights and Copyright Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b)all renewals or extensions of the foregoing; and

(c)all products and proceeds of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement of any Copyright or any Copyright exclusively licensed under any Intellectual Property License, including the right to receive damages, or the right to receive license fees, royalties, and other compensation under any Copyright Intellectual Property License, to the extent provided for in the license.

3.SECURITY FOR OBLIGATIONS. This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to the Third Lien Agent or the Secured Parties, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.SECURITY AGREEMENT. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to The Third Lien Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights, protections, immunities, indemnities and remedies of The Third Lien Agent with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Copyright Security Agreement and the Security Agreement, the Security Agreement shall control.

5.AUTHORIZATION TO SUPPLEMENT. Grantors shall give the Third Lien Agent notice in writing of any additional copyright registrations granted after the date hereof pursuant to Section 5 of the Security Agreement. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Third Lien Agent unilaterally to modify this Copyright Security Agreement by amending Schedule I to include any future United States registered copyrights or applications therefor of each Grantor. Notwithstanding the foregoing, no failure to so modify this Copyright Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Third Lien Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.COUNTERPARTS. This Copyright Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Copyright Security Agreement. Delivery of an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Copyright Security Agreement. Any party delivering an executed counterpart of this Copyright

Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Copyright Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Copyright Security Agreement.

7.CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER SET FORTH IN SECTIONS 18 and 19 OF THE SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Copyright Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

SCHOOL SPECIALTY, INC. By: Name: Kevin Baehler Title: Executive Vice President and Chief Financial Officer

CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

SPORTIME, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

DELTA EDUCATION, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

PREMIER AGENDAS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Copyright Security Agreement]

CHILDCRAFT EDUCATION, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

BIRD-IN-HAND WOODWORKS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

CALIFONE INTERNATIONAL, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

SSI GUARDIAN, LLC, a Delaware limited liability Company By: Name: Kevin Baehler Title: Assistant Secretary

FREY SCIENTIFIC, LLC, a Delaware limited liability Company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Copyright Security Agreement]

SAX ARTS & CRAFTS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Copyright Security Agreement]

THIRD LIEN AGENT:

U.S. BANK NATIONAL ASSOCIATION By: Name: Title:

[Signature Page to Copyright Security Agreement]

SCHEDULE I

to

COPYRIGHT SECURITY AGREEMENT

EXHIBIT B

to Security Agreement

The liens and security interests securing the obligations as evidenced hereby are subject to the provisions of the Third Lien Intercreditor Agreement dated as of January 6, 2020 (as amended or modified from time to time), by and among TCW Asset Management Company LLC, as Term Loan Agent, Bank of America, N.A., as Revolving Loan Agent, and U.S. Bank National Association, as Third Lien Agent, and acknowledged by the Obligor and other Grantors. In the event of any conflict between the terms of the Third Lien Intercreditor Agreement and the terms of this agreement, the terms of the Third Lien Intercreditor Agreement shall govern and control.

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this [__]th day of January 2020, by and among the grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and U.S. Bank National Association, in its capacity as agent for certain holders of the Extended Prepetition Debt (in such capacity, together with its successors and assigns in such capacity, “Third Lien Agent”).

W I T N E S S E T H:

WHEREAS, Grantors have certain obligations (collectively, the “Extended Prepetition Debt”) and such Extended Prepetition Debt is permitted to be secured by certain liens on the Collateral consisting of personal property (other than the ABL Priority Collateral) as set forth in this Agreement;

WHEREAS, the Obligor and the Subsidiary Grantors are willing to secure their obligations by granting Liens on their assets to the Third Lien Agent as provided in that certain Third Lien Security Agreement dated as of January 6, 2020 (the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to the Third Lien Agent, for the benefit of the Secured Parties, this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1.DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.

2.GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to the Third Lien Agent, for the benefit each Lender, to secure the Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (excluding any Excluded Assets, collectively, the “Patent Collateral”):

(a)all of its Patents and Patent Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b)all divisionals, continuations, continuations-in-part, reissues, reexaminations, or extensions of the foregoing; and

(c)all products and proceeds of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement of any Patent or any Patent exclusively licensed under any Intellectual Property License, including the right to receive damages, or right to receive license fees, royalties, and other compensation under any Patent Intellectual Property License, to the extent permitted in the license.

3.SECURITY FOR OBLIGATIONS. This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to the Third Lien Agent or the Secured Parties, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.SECURITY AGREEMENT. The Security Interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interests granted to the Third Lien Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights, protections, immunities, indemnities and remedies of the Third Lien Agent with respect to the Security Interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Patent Security Agreement and the Security Agreement, the Security Agreement shall control.

5.AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new patent application or issued patent or become entitled to the benefit of any patent application or patent for any divisional, continuation, continuation-in-part, reissue, or reexamination of any existing patent or patent application, the provisions of this Patent Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to the Third Lien Agent with respect to any such new patent rights. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Third Lien Agent unilaterally to modify this Patent Security Agreement by amending Schedule I to include any such new patent rights of each Grantor. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I  shall in any way affect, invalidate or detract from the Third Lien Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.COUNTERPARTS. This Patent Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Patent Security Agreement. Delivery of an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Patent Security Agreement. Any party delivering an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Patent Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Patent Security Agreement.

7.CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER. THIS PATENT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER SET FORTH IN SECTIONS 18 and 19 OF THE SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Patent Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

SCHOOL SPECIALTY, INC. By: Name: Kevin Baehler Title: Executive Vice President and Chief Financial Officer

CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

SPORTIME, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

DELTA EDUCATION, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

PREMIER AGENDAS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Patent Security Agreement]

CHILDCRAFT EDUCATION, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

BIRD-IN-HAND WOODWORKS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

CALIFONE INTERNATIONAL, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

SSI GUARDIAN, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

FREY SCIENTIFIC, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

SAX ARTS & CRAFTS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Patent Security Agreement]

THIRD LIEN AGENT:

U.S. BANK NATIONAL ASSOCIATION By: Name: Title:

[Signature Page to Patent Security Agreement]

SCHEDULE I

to

PATENT SECURITY AGREEMENT

EXHIBIT C
to Security Agreement

The liens and security interests securing the obligations as evidenced hereby are subject to the provisions of the Third Lien Intercreditor Agreement dated as of January 6, 2020 (as amended or modified from time to time), by and among TCW Asset Management Company LLC, as Term Loan Agent, Bank of America, N.A., as Revolving Loan Agent, and U.S. Bank National Association, as Third Lien Agent, and acknowledged by the Obligor and other Grantors. In the event of any conflict between the terms of the Third Lien Intercreditor Agreement and the terms of this agreement, the terms of the Third Lien Intercreditor Agreement shall govern and control.

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this [__]th day of January 2020, by and among the grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and U.S. Bank National Association, in its capacity as agent for certain holders of the Extended Prepetition Debt (in such capacity, together with its successors and assigns in such capacity, “Third Lien Agent”).

W I T N E S S E T H:

WHEREAS, Grantors have certain obligations (collectively, the “Extended Prepetition Debt”) and such Extended Prepetition Debt is permitted to be secured by certain liens on the Collateral consisting of personal property (other than the ABL Priority Collateral) as set forth in this Agreement;

WHEREAS, the Obligor and the Subsidiary Grantors are willing to secure their obligations by granting Liens on their assets to the Third Lien Agent as provided in that certain Third Lien Security Agreement dated as of January 6, 2020 (the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to the Third Lien Agent, for the benefit of the Secured Parties, this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1.DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.

2.GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to the Third Lien Agent, for the benefit each Lender, to secure the Obligations, a continuing security interest (referred to in this Trademark Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (excluding any Excluded Assets, collectively, the “Trademark Collateral”):

(a)all of its Trademarks and Trademark Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b)all goodwill of the business not inuring to the licensor, connected with the use of, and symbolized by, each Trademark and each Trademark Intellectual Property License; and

(c)all products and proceeds (as that term is defined in the Code) of the foregoing, including any claim by such Grantor against third parties for past, present or future (i) infringement or dilution of any Trademark or any Trademarks exclusively licensed under any Intellectual Property License, including right to receive any damages, to the extent permitted by such license, (ii) injury to the goodwill associated with any Trademark, or (iii) right to receive license fees, royalties, and other compensation under any Trademark Intellectual Property License, to the extent permitted by such license.

3.SECURITY FOR OBLIGATIONS. This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by Grantors, or any of them, to the Third Lien Agent or the Secured Parties, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.SECURITY AGREEMENT. The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to the Third Lien Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights, protections, immunities, indemnities and remedies of the Third Lien Agent with respect to the Security Interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Trademark Security Agreement and the Security Agreement, the Security Agreement shall control.

5.AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new trademarks, the provisions of this Trademark Security Agreement shall automatically apply thereto. Grantors shall give prompt notice in writing to the Third Lien Agent with respect to any such new trademarks or renewal or extension of any trademark registration. Without limiting Grantors’ obligations under this Section, Grantors hereby authorize the Third Lien Agent unilaterally to modify this Trademark Security Agreement by amending Schedule I to include any such new trademark rights of each Grantor. Notwithstanding the foregoing, no failure to so modify this Trademark Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from the Third Lien Agent’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6.COUNTERPARTS. This Trademark Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Trademark Security Agreement. Delivery of an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Trademark Security Agreement. Any party delivering an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Trademark Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Trademark Security Agreement.

7.CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER. THIS TRADEMARK SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE AND JURY TRIAL WAIVER SET FORTH IN SECTIONS 18 and 19 OF THE SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Trademark Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

SCHOOL SPECIALTY, INC. By: Name: Kevin Baehler Title: Executive Vice President and Chief Financial Officer

CLASSROOMDIRECT.COM, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

SPORTIME, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

DELTA EDUCATION, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

PREMIER AGENDAS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Trademark Security Agreement]

CHILDCRAFT EDUCATION, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

BIRD-IN-HAND WOODWORKS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

CALIFONE INTERNATIONAL, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

SSI GUARDIAN, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary
FREY SCIENTIFIC, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Trademark Security Agreement]

SAX ARTS & CRAFTS, LLC, a Delaware limited liability company By: Name: Kevin Baehler Title: Assistant Secretary

[Signature Page to Trademark Security Agreement]

THIRD LIEN AGENT:

U.S. BANK NATIONAL ASSOCIATION By: Name: Title:

[Signature Page to Trademark Security Agreement]

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

EXHIBIT D

to Security Agreement

AGREEMENT TO EXTEND DUE DATE OF CLAIM

Date: ______________

____________________________ (“Claimant”) and School Specialty, Inc. (the “Company”) hereby agree to the following terms (the “Agreement”):

(1)The Company owes Claimant the amount set forth in the attached Exhibit A (the “Claim”).  The Claim was scheduled to be due and payable on December 12, 2019 (the “Original Due Date”).  Claimant hereby agrees to extend the payment date of the Claim to December 12, 2020 (the “New Due Date”).

(2)Following the parties’ execution of this Agreement, the Company shall pay to Claimant no earlier than December 15, 2019, an amount equal to ten percent (10%) of the amount of the Claim (the “Initial Payment”), which shall be applied to the outstanding amount of the Claim, provided, however, that the Initial payment is conditioned on the Company’s satisfaction of the criteria set forth in any forbearance agreement or other loan document with any Agent (as defined below), including, inter alia, the Company’s receipt of an acceptable term sheet for a payoff transaction satisfactory to the Term Agent and ABL Agent (each as defined below) prior to December 15, 2019 (the “Satisfactory Term Sheet”) and the existence of at least $15,000,000 in availability under the Company’s Loan Agreement, dated as of June 11, 2013, among the Company, the subsidiary borrowers party thereto, the ABL Agent, and the lenders party thereto (as such agreement may be further amended, restated, modified, renewed, or replaced, in whole or in part, from time to time), after giving pro forma effect to the Initial Payment.

(3)After applying the Initial Payment, any outstanding amount of the Claim (the “Claim Balance”) shall accrue interest at a rate that is 200 basis points per annum in excess of the rate in effect prior to the execution of this Agreement, commencing on the Original Due Date to but excluding the New Due Date, which such interest shall be paid in full, along with the remaining Claim Balance, on the New Due Date.

(4)The Company shall have the right, but not the obligation, to prepay the amount of the Claim Balance, together with accrued and unpaid interest thereon, in whole or in part at any time prior to the New Due Date, provided, however, that in order to induce the Agents (as defined below) to consent to the liens described below, the Claim Balance may not be paid prior to the New Due Date without the prior written consent of the Agents.

(5)Notwithstanding the preceding paragraph, so long as the Term Loan Obligations (as defined in the Intercreditor Agreement (as defined below)) have been paid in full in cash, then by the later of (i) May 31, 2020, or (ii) twenty (20) business days following the date on which the foregoing payment in full has been made, the Company shall pay to Claimant an amount equal to fifteen percent (15%) of the amount of the Claim after giving effect to the Initial Payment (the “Second Payment”), which shall be applied to the outstanding amount of the Claim, and shall be deducted from the Claim Balance; provided, however, that the Company’s ability to make such Second Payment is conditioned on the existence of a capital structure and the fulfillment of payment conditions satisfactory to the Term Agent (if the Term Loan Obligations are not paid in full in cash) and ABL Agent, in each case acting at the direction of the requisite lenders under the credit documents.

(6)Provided that holders of at least 65% in amount of all Allowed Class 5 and Class 6 Claims under the Company’s Second Amended Joint Plan of Reorganization confirmed on May 23, 2013, have agreed to extend the payment date of their respective claims to December 12, 2020, and the Company timely received the Satisfactory Term Sheet, the Company will grant to a third party collateral agent (the “Collateral Agent”) for the benefit of Claimant and the other allowed Class 5 and Class 6 Claimants as a group and to secure the payment of the Claim Balance pro rata with claims of the other claimants, including accrued and unpaid interest thereon, a security interest in, and third lien on, substantially all of the same personal property collateral subject to a first priority security interest in favor of the Term Agent (as defined below) including certain general intangibles (including intellectual property), machinery, equipment, computer and other data processing hardware, and software programs, but excluding any collateral subject to a first priority security interest in favor of the ABL Agent (as defined below) (collectively, the “Collateral”). The grant of a security interest in the Collateral will be documented in a security agreement in form and substance satisfactory to the Agents and the Collateral Agent. Claimant acknowledges and agrees that the security interest and third lien granted to the Collateral Agent, shall be and shall remain fully subordinate and junior to any and all security interests in, or liens on, the Collateral, previously, now or hereafter granted by the Company pursuant to the (a) Amended and Restated Guarantee and Collateral Agreement, dated April 7, 2017, amending and restating the Guarantee and Collateral Agreement, dated as of June 11, 2013, among School Specialty, Inc., the guarantors party thereto, and Bank of America, N.A., as agent,(together with any successor agent, the “ABL Agent”) and (b) Guarantee and Collateral Agreement, dated as of April 7, 2017, among School Specialty, Inc., the guarantors party thereto, and TCW Asset Management Company, LLC, as agent (together with any successor agent, the “Term Agent”; and Term Agent and ABL Agent referred to together as the “Agents”), as such agreements may be further amended, restated, modified, renewed, or, replaced, in whole or in part, from time to time, including pursuant to any financing whatsoever to be documented under a “silent third” Intercreditor and Subordination Agreement in the form of the attached Exhibit B, with such modifications as may be acceptable to the Agents and Collateral Agent (the “Intercreditor Agreement”). In exchange for such third priority lien, each Claimant authorizes the Collateral Agent to enter into such Intercreditor Agreement on its behalf and each Claimant agrees to be bound by the terms and waivers therein as if a signatory thereto.

(7)Claimant authorizes the Company to appoint the Collateral Agent for the Claimant and the other allowed Class 5 and Class 6 Claimants as a group.

(8)Claimant and the Company agree that, until at least the New Due Date, the same or better trade terms will apply to Claimant and the Company’s relationship as those in effect during the twelve months preceding the date of this Agreement.

(9)If the Claim Balance exceeds $500,000, then upon ten (10) business days’ notice, Claimant may request monthly financial statements of the Company, which will be supplied to Claimant by the Company and which Claimant agrees (i) shall be kept confidential and not disclosed to any person or entity other than a director, officer, or advisor of Claimant that is actively involved in evaluating such information, and (ii) shall not be used by Claimant, or permitted by Claimant to be used by any third party, in contravention of any restrictions imposed by applicable securities laws, including restrictions on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

(10)Claimant and the Company agree that the terms of this Agreement may be modified upon mutual agreement, but no such modification favorable to Claimant, and/or adverse to either of the Agents, may be made without the written consent of Agents, and any such modification will be null and void ab initio.

(11)This Agreement is governed by New York law and is enforceable in any New York court.

(12)Each Agent is an express third party beneficiary of this Agreement.

Signature Page Follows

SCHOOL SPECIALTY, INC.______________________________

(“Company”)(“Claimant”)

By: _______________________By: _____________________

Title: ______________________Title: ____________________

[Signature Page to Agreement to Extend Due Date of Claim]

Exhibit A

Amount due to Claimant:  $

Exhibit B

Intercreditor Agreement